Re: EXECUTIVE EMPLOYMENT AGREEMENT

Dear Kenneth,

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before Dec 14, 2020.

The Company requests that you begin work in this new position on or after Dec 14, 2020. Please indicate the date (either on or before the aforementioned date) on which you expect to begin work in the space provided below. In all cases your start date with us will be the date reflected in the accompanying Executive Employment Contract.

Very truly yours,

George Palikaras

President & CEO

Metamaterial Inc.

ACCEPTED AND AGREED BY:

[EMPLOYEE NAME]

(Signature)
Date 12.11.2020
Anticipated Start Date:	12.14.2020

Schedule A: Job Description and Terms of Reference

Schedule B: Bonus Terms of Reference

Attachment 1: At-Will Employment, Confidential Information, Invention Assignment, and

Arbitration Agreement

Attachment 2: Employment policies and handbook

This offer of employment is open for acceptance until 6:00 pm. on 13th December 2020

THIS EXECUTIVE EMPLOYMENT CONTRACT as of the 14th day of December, 2020.

BETWEEN:

METAMATERIAL INC., a corporation incorporated pursuant to the laws of the Province of Ontario and having its registered office at 1 Research Drive, Halifax, Nova Scotia, B2Y 4M9 (“Corporation”);

- and

Kenneth Rice, a resident of the United States, (“Executive”) (together with the Corporation, the “Parties” or each individually, a “Party”)

WHEREAS:

A. The Corporation is engaged in the business of development and manufacture of smart materials (the “Business”);

B. The Executive and the Corporation wish to confirm the terms and conditions of the Executive’s employment with the Corporation;

C. The Corporation is in the process of completing a reverse take-over of Torchlight Energy Inc. (the “RTO”).

NOW THEREFORE IN CONSIDERATION of the mutual terms, covenants and agreements hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. POSITION

The Executive shall be employed in the position of Chief Finance Officer and Executive Vice President of the Corporation on the terms and conditions set out in this Agreement effective December 14, 2020 (“Effective Date”). The Executive shall report directly to the CEO of Metamaterial Inc. (the “CEO”).

2. DUTIES AND RESPONSIBILITIES

(a) The duties and responsibilities of the Executive as CFO & EVP of the Corporation shall include those duties and responsibilities as are customary in such position. The Executive will also have such duties and responsibilities as are commensurate with his status of CFO & EVP as may from time to time be assigned by the CEO. The Executive will perform such duties and responsibilities including but not limited to those set out in Schedule A, and will observe all reasonable instructions given to the Executive by the CEO to the best of Executive’s ability and in accordance with reasonable business standards and subject to a balanced scorecard that will be agreed upon by the Executive and the CEO within a reasonable time following the Effective Date, at the Company’s discretion.

(b) The Executive acknowledges that, as CFO & EVP, he owes fiduciary duties to the Corporation and that beginning as of March 1, 2021 he will devote his full time and attention to the position CFO & EVP and shall not engage in any other business, occupation or activity or accept any other employment or remuneration, appointment to an agency, board or organization external to the Corporation without prior written approval of the CEO.

(c) The Executive will at all working times conduct himself with a standard of professionalism and integrity expected of someone in his position. The Parties agree that the performance of his duties and responsibilities requires both the highest level of integrity and the Corporation’s complete confidence in the Executive’s relationship with employees as well as persons outside the Corporation with whom the Executive may deal in the course of his employment.

(d) The Executive will truly and faithfully account for and deliver to the Corporation and its subsidiaries, affiliates or associated corporations (collectively, “META Entities”) all money, securities and things of value belonging to the applicable META Entities that the Executive may from time to time receive for, from or on account of the applicable META Entities; and

(e) The Executive will abide and be bound by the rules and policies of the Corporation, including its Code of Business Conduct and Ethics and Employee Handbook, as amended from time to time and provided to the Executive.

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(f) The Executive represents and warrants that he is free to act in the position of CFO & EVP of the Corporation, and is not bound by any restrictive covenants or non-competition arrangements that would prevent him from carrying out his duties under this Agreement.

3. EMPLOYMENT

(a) The Executive’s employment under this Agreement shall commence on the Effective Date and shall be at-will, meaning that either Executive or the Corporation may terminate Executive’s employment at any time and for any reason, with or without cause, and with or without notice, subject to the terms of Article 7 below. Any contrary representations that may have been made to Executive are superseded by this Agreement.

4. REMUNERATION

(a) Base Salary: The Corporation shall pay the Executive an initial salary at the rate of $156,000 USD (the “Base Salary”) per year. The Base Salary will be paid in bi-weekly instalments, less all deductions required by law, or in any other manner as may be agreed between the Corporation and the Executive. The Base Salary shall be increased to $216,000 USD on March 1st 2021.

(b) Quarterly Bonuses: During each calendar quarter of Executive’s employment, except for any quarter that begins or ends during the Notice Period (as defined below), Executive will be eligible to receive a quarterly bonus up to a target of $27,000 USD (the “Quarterly Bonus”). The amount of the Quarterly Bonus (if any) will be determined by the Corporation or its Board of Directors (the “Board”), in their sole discretion, based on Executive’s achievement of the balanced scorecard referenced in Section 2(a) above. The Quarterly Bonus, if any, will be paid to the Executive within thirty (30) calendar days following the approval of the quarter-end financial statements of the Corporation for each quarter. Notwithstanding the foregoing, in the first two years of following the Effective Date, 25% of the any Quarterly Bonus shall be issued in an amount of fully vested options of the Corporation (rounded up) determined by dividing $6,750 by the value of the closing market price of the Corporation’s common shares as of the date prior to the date issued to Executive.

(c) Employee Stock Option Plan: The Corporation shall recommend to its human resources and compensation committee of the Board (the “HRCC”) the granting to the Executive of an option to acquire 300,000 common shares of META (the “Stock Option”) at the closing market price of the Corporation’s common shares on the day prior to the first day after the expiry of the Blackout Period as defined in the Corporation’s Amended and Restated Employee Stock Option Plan (the “ESOP”) applicable on the date of this agreement.. The Stock Option, shall be granted (i) in accordance with the then current ESOP and at all times shall be subject to the terms and conditions (including vesting provisions) of the ESOP and (ii) only upon such granting of options being recommended by the HRCC and approved by the Board.

(d) Benefit Plan: The Executive will be entitled to participate in the group benefit plans now or hereinafter established by the Corporation and on the same cost sharing basis as is currently in effect for other executives. The terms of the benefit plans (including provider) are subject to change. The Corporation reserves the right to amend, modify, or discontinue benefits plans at any time in accordance with applicable laws.

(e) Vacation: The Executive shall be entitled to twenty-five (25) working days’ paid vacation per calendar year in accordance with the Corporation’s vacation policy set out in the Employee Handbook, such vacation to be taken at a time or times mutually convenient to the Executive and the Board of the Corporation. Any accrued but otherwise unused vacation entitlements will be governed by the vacation policies of the Corporation as amended.

(f) Reimbursement of Expenses: The Corporation shall reimburse the Executive for necessary and reasonable business expenses including, without limitation, travel, entertainment, and other expenses actually and properly incurred by the Executive in the course of performing his duties and responsibilities hereunder, subject to the Executive furnishing to the Corporation for review on a quarterly basis a report detailing the expenses of the Executive and having available supporting receipts and particulars.

(g) Policies: Any payments and entitlements set forth in this Article 4 shall be made in accordance with the Corporation’s policies and applicable law a copy can be found in Attachment 3.

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5. LOCATION AND HOURS OF WORK

(a) The Executive shall work remotely at Executive’s home office in Boston, Massachusetts. The Executive acknowledges that the Corporation has its registered office in Halifax and has operations in London and California and may be required from time to time to travel on behalf of the Corporation throughout the world.

(b) The Executive agrees that, as a senior executive and as a salaried employee, he will be required to work beyond regular office hours for which no overtime payment will be made, and that the schedule of work will be determined by duties and responsibilities as assigned.

6. DIRECTORSAND OFFICERS INSURANCE

The Corporation agrees to maintain directors and officers liability Insurance for the benefit of the Executive having coverage and policy limits having the same terms and conditions as the one maintained for the directors and officers of the Corporation.

7. TERMINATION

(a) Resignation Without Good Reason. Executive may resign Executive’s employment without Good Reason at any time upon providing the Corporation six (6) months’ advance written notice (the “Notice Period”), including, where possible, to provide overlap with incoming replacement for training purposes. During the Notice Period, Executive will continue to receive Executive’s then-current Base Salary and benefits, however, Executive will not be entitled to any Quarterly Bonuses for any calendar quarter that ends or begins during the Notice Period. Executive acknowledges that the Corporation shall still have the right to terminate Executive’s employment for Cause during the Notice Period and may waive all or part of the Notice Period upon Executive’s request, at the Corporation’s sole discretion. In the event that the Company terminates Executive’s employment for Cause, or agrees to waive any or all of the Notice Period, Executive’s employment with the Corporation shall cease immediately as of such termination for Cause or date agreed on by the Parties and Executive shall have no further entitlement to Base Salary, benefits, Quarterly Bonuses, or any other benefits under this Agreement.

(b) Termination without Cause; Resignation for Good Reason. Subject to Executive signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company (including nondisparagement and no cooperation provisions) (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (the “Release Deadline”), if the Executive’s employment is terminated without Cause by the Corporation (except in the case of death or Disability), or Executive resigns his employment for Good Reason, the Executive shall be entitled to the following:

(i) continued payment of Executive’s Base Salary for a period equal to six (6) months following the termination date

(ii) payment of two Quarterly Bonus payments to be made quarterly following the termination date;

(iii) The Corporation will also continue the benefits under Section 4(d), except disability benefits coverage, for the Severance Period, if such benefits are available subject to the terms of the plans, or pay to the Executive an amount equal to the Corporation’s contribution for these benefits. Disability benefits will cease immediately on the date of termination;

(iv) any earned unpaid bonus for the fiscal year prior to the termination, payable at the same time other employees of the Corporation are paid such bonus;

(v) a prorated amount of the Quarterly Bonus for the calendar quarter in which the termination occurs based on the date of termination, payable at the same time other employees of the Corporation are paid such bonus;

(vi) (a) any earned but unpaid Base Salary through the termination date, (b) accrued but unpaid vacation pay, and (c) reimbursement of expenses incurred through the termination date in accordance with Section 4(f) hereof; the whole, owing as at the termination date, payable in accordance with the laws of the state in which Executive works as of the termination date (the “Basic Payments”); and

(vii) six (6) months’ accelerated vesting of the Stock Option, subject at all times to the terms of the ESOP.

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The Executive agrees that the foregoing payments in Section 7(b) represents the Executive’s complete entitlement to severance or other benefits in the event of the termination of Executive’s employment. Executive further acknowledges that if the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Section 7(b) or elsewhere in this Agreement

For the purposes of this Agreement,

“Cause” means

(i) theft, fraud or embezzlement by the Executive from the Corporation;

(ii) conviction of the Executive of a criminal act or other offence relating to the Executive’s employment; or

(iii) any breach of this Agreement by the Executive not cured within thirty (30) days after written notice by the Corporation to the Executive thereof.

“Good Reason” means any one of the following events which occurs without the Executive’s express or implied agreement (but does not include any of these events where there is termination of the Executive’s employment for just cause or disability):

(i) a change of the Executive’s title within the Corporation; or

(ii) a change in Executive reporting structure such that Executive no longer reports to the CEO of the Corporation.; or

(iii) any other reason in law that would constitute a constructive discharge under the laws of the state in which Executive works.

In order for Good Reason to be invoked under this Agreement, the Executive must provide the Corporation with thirty (30) days’ prior written notice of the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation and allow the Corporation thirty (30) days following such notice to cure such occurrence. If the Corporation does not remedy the situation to eliminate the Good Reason within thirty (30) days of receipt of the Executive’s written notice pursuant to this provision, the Executive may then terminate his employment for Good Reason but Executive must resign from all positions Executive then holds with the Company to be effective not later than thirty (30) days after the expiration of the cure period.

(c) Termination with Cause. The Corporation may terminate Executive’s employment with Cause at any time, immediately and without notice. In the event of the termination of Executive’s employment for Cause, Executive will be entitled only to the Basic Payments.

(d) Death. For greater certainty, Executive’s employment will terminate immediately upon the death of the Executive and no payments will be required to be made to the Executive’s estate pursuant to this Agreement except for the Basic Payments.

(e) The Parties acknowledge and agree that the payment(s) provided to the Executive under this Article 7 includes, fulfils and discharges of all of the obligations of the Corporation and the META Entities to the Executive and is inclusive of and in full satisfaction of any claim or entitlement by the Executive to reasonable notice, pay in lieu of notice, and any compensation under applicable employment standards legislation or equivalent legislation and common or civil law, provided however, under no circumstances will the entitlements with which the Executive is provided fall below the minimum requirements under applicable employment standards legislation, as amended from time to time. Resignation of Positions on Termination of this Agreement. Upon termination of the Executive’s employment for any reason, the Executive shall immediately on his date of termination resign all offices and directorships he holds in the Corporation or the META Entities, if any.

8. DISABILITY

(a) Incapacity to Perform Duties. The Executive acknowledges and agrees that the ability to provide his full time and attention as provided in Section 2(b) is a bona fide occupational requirement of his position as CFO & EVP. For purposes of this Agreement, Disability means that the Executive is unable to perform the essential duties and responsibilities of the Executive’s then- assigned position with or without reasonable accommodation for a continued period of 180 days in any consecutive 12-month period.

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9. CONFLICT OF INTEREST

For the purpose of identifying and avoiding actual and potential conflicts of interest, the Executive personally shall have a continuing obligation to disclose to the Corporation any personal assets, investments and commercial involvements, and those of their spouse, if known, that may raise concerns about the actual and potential conflicts of interest and shall, at least annually, provide a formal report to the Corporation.

10. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

Executive agrees to execute the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”) on the Effective Date.

11. AMENDMENTS

This Agreement may not be amended without the mutual written consent of the Executive and the Corporation. It is agreed that this Agreement may be amended by mutual consent of the Executive and the Corporation without causing termination of this Agreement.

12. MISCELLANEOUS

(a) Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally, by email or if mailed by registered mail to the Executive’s address last known to the Corporation.

(b) Any notice required or permitted to be given to the Corporation shall be sufficiently given if sent by registered mail, email or faxed to the CEO.

(c) Any notice sent by registered mail shall be deemed to be received on the 4th day after it has been posted for delivery.

(d) This Agreement, together with the Confidentiality Agreement, the ESOP, and any stock option agreement between Executive and the Company, constitutes the entire Agreement between the Parties with respect to the employment and appointment of the Executive, and replaces and supersedes any other agreements, understandings, or promises between the Executive and the Corporation. Any modifications to this Agreement must be made in accordance with Article 11 hereof otherwise such modification shall have no force and effect and shall be void.

(e) The Corporation shall be authorized and entitled to deduct from payments under this Agreement, and all compensation and payments (in whatever form) that the Corporation provides to the Executive, any deductions required by law or otherwise agreed to by the Executive and the amounts owing by the Executive to the META Entities.

(f) The headings in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

(g) The failure or delay by either party in exercising any rights under this Agreement shall not operate as a waiver of such rights and any single or partial exercise by either party of any right shall not preclude any further exercise of such rights or any other rights.

(h) The various sections and subsections, phrases and sentences in this Agreement are severable and if any section or subsection or any identifiable part is held to be invalid, void or unenforceable by any court, tribunal or other body or person of competent jurisdiction, this shall not affect the validity or enforceability of the remaining provisions or identifiable parts.

(i) Unless the context requires otherwise words importing one gender include all other genders and words importing the singular include the plural and vice versa.

(j) This Agreement shall be governed by and interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts and the laws of the United States of America applicable therein. Any dispute relating to or arising out of this Agreement shall be subject to binding arbitration pursuant to the arbitration provisions of the Confidentiality Agreement.

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(k) This Agreement may be signed in one or more counterparts, which, taken together shall constitute one Agreement.

13. BENEFIT OF AGREEMENT

This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns. This Agreement and all of the rights and obligations of the Executive hereunder may not be transferred or assigned by the Executive at any time.

14. FORCE MAJEURE

No party hereto shall be held responsible or liable or be deemed to be in default or in breach of this Agreement for its delay, failure or inability to meet any of its obligations under this Agreement caused by or arising from any cause which is unavoidable or beyond the reasonable control of such party, including war, warlike operations, riot, insurrection, pandemic, orders of government, strikes, lockouts, disturbances or any act of God or other cause which frustrates the performance of this Agreement. Notwithstanding the foregoing, the Corporation shall not, in any event, be discharged from its payment obligations to the Executive under this Agreement.

15. INDEPENDENT LEGAL ADVICE

The Executive acknowledges that the Corporation has advised the Executive to obtain independent legal advice with respect to the entry into this Agreement and confirms that he have either done so or has knowingly waived their right to do so. The Executive further acknowledges that this Agreement has been entered into by him freely and voluntarily and not the result of any threat, promise or undue influence made or exercised by the Corporation or any other party.

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IN WITNESS WHEREOF the parties hereto have set their hand and affixed their seals as of the day and year first above written.

SIGNED, SEALED AND DELIVERED

in the presence of:		METAMATERIAL INC.

Per:
Witness		George Palikaras

Witness		Kenneth Rice

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SCHEDULE ‘A’

Chief Financial Officer and EVP

Job Description and Terms of Reference

• Job Title Chief Financial Officer and Executive Vice President (EVP), Metamaterial Inc. (“META”), CSE:MMAT to be up-listed on NASDAQ

• Accountable to: President & CEO

• Reports to: President & CEO

• Remuneration: As set forth in Article 4 of the Agreement.

Job Purpose: The Chief Financial Officer (CFO) position is accountable for the administrative, financial, and risk management operations of the company, to lead the Finance Team within the Company, to include the development of a financial and operational strategy, metrics tied to that strategy, and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financial results. In addition, the position is responsible for development and implementation of the strategy and plans for the medical assets of the Company including but not limited to:

a. Establishing META Medical Imaging initially including i. Five year business plan

ii. First round financing

iii. MRI development and registration (US and CA)

iv. MRI Go to Market plan

v. Mammowise development plan

vi. Stroke Imaging development plan

b. Business development support for Glucowise

Principal accountabilities are:

Planning & Strategic

1. To help the company make strategic decisions by taking an active role in financial analysis and management.

2. Assist in formulating the company’s future direction and supporting tactical initiatives

3. Monitor and direct the implementation of strategic business plans

4. Develop financial and tax strategies

5. Manage the capital request and budgeting processes

6. Develop performance measures that support the company’s strategic direction

7. Assist CEO in the strategic business plan development

8. Analysis and planning for achieving business growth

Operational Excellence

1. Participate in key decisions as a member of the executive management team

2. Maintain in-depth relations with all members of the management team

3. Manage the accounting, human resources, investor relations, legal, tax, and treasury departments

4. Oversee the financial operations of subsidiary companies and foreign operations

5. Manage any third parties to which functions have been outsourced

6. Oversee the company’s transaction processing systems

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7. Implement operational best practices

8. Oversee employee benefit plans, with particular emphasis on maximizing a cost- effective benefits package

9. Supervise acquisition due diligence and negotiate acquisitions

10. Implement effective operational & business processes;

11. Engage employees and other stakeholders toward common goals;

12. Assess and adjust the organization’s direction in response to changing environment;

13. Understand key drivers of revenues and expenses;

14. Identify the most important key Performance Indicators (KPIs) to measure and evaluate Corporate performance.

Financial Information

1. Oversee the on-time issuance of financial information

2. Personally review and approve all filings with the CSE Securities and any future Exchange Commission, if needed or applicable

3. Report financial results to the Board of Directors

4. Develop annual, quarterly and monthly required MD&A, filings and reports.

Risk Management

1. Understand and mitigate key elements of the company’s risk profile to meet Regulatory compliance targets

2. Monitor all open legal issues involving the company, and legal issues affecting the industry

3. Construct and monitor reliable control systems

4. Maintain appropriate insurance coverage

5. Ensure that the company complies with all legal and regulatory requirements

6. Ensure that record keeping meets the requirements of auditors and government agencies

7. Report risk issues to the audit committee of the board of directors

8. Maintain relations with external auditors and investigate their findings and recommendations

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Corporate Development, Funding & Third Parties

1. Monitor cash balances and cash forecasts

2. Analyze new strategic initiatives (this encompasses investment rounds, mergers & acquisitions, long term partnerships, divestitures and strategic alliances);

3. Propose market entry and/or expansion;

4. Develop strategic initiatives related to clients and services and well as potential organizational transformation initiatives

5. Negotiate contracts with potential strategic partners;

6. Participate in meetings, financial conferences, shareholder meetings, Investor Days, in order to communicate the Corporate strategy to shareholders and other potential partners.

7. Arrange for debt and equity financing

8. Financing and execution of corporate mergers and acquisitions

9. Support business development

10. Participate in conference calls with the investment community and support IR team.

11. Maintain banking relationships

12. Represent the company with investment bankers and investors

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